Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Brookdale Senior Living Inc.
Investors:	Ross Roadman 615-564-8104	Media:	Julie Davis (615) 564-8225
	rroadman@brookdale.com		jkdavis@brookdale.com

Brookdale Announces Fourth Quarter and Full Year 2014 Results

Nashville, Tenn.  February 4, 2015 – Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") today reported financial and operating results for the fourth quarter and full year of 2014.  The results contained in this release are consistent with preliminary results for the fourth quarter of 2014 issued by the Company on January 26, 2015.  Highlights included:

•
Cash From Facility Operations ("CFFO") of $0.53 per share for the fourth quarter of 2014, an $0.18 per share decline from the fourth quarter of 2013, excluding integration, transaction and electronic medical records ("EMR") roll-out costs in both periods.

•
Average occupancy for all consolidated communities in the fourth quarter of 2014 of 88.3%, a decline of 70 basis points from the fourth quarter of 2013 and a decline of 20 basis points from the third quarter of 2014.

•	Adjusted EBITDA of $201.1 million in the fourth quarter of 2014, a 55.9% increase from the fourth quarter of 2013, excluding integration, transaction and EMR roll-out costs in both periods.
•	A 61.1% increase in fourth quarter 2014 consolidated senior housing revenue over the fourth quarter of 2013.
•	Growth in Facility Operating Income of 61.7% for the fourth quarter of 2014 over the fourth quarter of 2013.

Andy Smith, Brookdale's CEO, said, "As previously announced, fourth quarter CFFO was impacted by lower occupancy, as well as larger-than-usual additions to insurance reserves. The occupancy shortfall was attributable to lower lead generation and conversion rates as our sales force acclimated to a reorganized field structure and, for many, new systems and procedures, as a result of the Emeritus integration."
Mr. Smith continued, "On the positive side, we are making good progress on our accelerated integration schedule.  During 2015, we expect to see the benefits from the uniform systems and processes we are putting in place, from our accelerated capital investments and from a fully rationalized management structure.  We remain fully confident in the long-term economic thesis of the merger with Emeritus and in the anticipated year-three revenue and expense synergies."

Financial Results
The fourth quarter of 2014 represents the first full quarter of results that include the operations of Emeritus, which we acquired on July 31, 2014, and the impacts from the transactions with HCP, Inc. that closed on August 29, 2014. Results from the third quarter of 2014 reflect the partial period impacts from those transactions, and results from the second quarter of 2014 and prior quarters reflect stand-alone legacy Brookdale.
Total revenue for the fourth quarter of 2014 was $1.3 billion, an increase of $517.9 million, or 70.5%, from the fourth quarter of 2013.  Fourth quarter 2014 total revenue was comprised of resident fee revenue of $1.0 billion, which increased $403.4 million, or 63.2%, from the fourth quarter of 2013, management fee revenue of $16.9 million, which increased $8.8 million, or 107.6%, from the fourth quarter of 2013, and managed community reimbursed costs of $193.2 million, which increased $105.7 million, or 120.8%, from the fourth quarter of 2013.

Resident fee revenue for the fourth quarter of 2014 increased primarily as a result of the inclusion of revenue from communities acquired since the end of the fourth quarter of 2013 (including communities acquired as part of the Emeritus acquisition) and new units added to existing communities, partially offset by the effect of the Company's contribution of entry fee CCRCs to a venture with HCP on August 29, 2014.  Average monthly revenue per unit for the consolidated senior housing portfolio was $4,220 in the fourth quarter of 2014, a decrease of $167, or 3.8%, over the fourth quarter of 2013, primarily due to the inclusion of acquired Emeritus communities with lower average monthly revenue per unit.  The contribution of entry fee CCRCs, which have higher average monthly revenue per unit than the total Brookdale portfolio, to the venture with HCP also impacted average monthly revenue since their results were deconsolidated after their contribution.

Average occupancy for all consolidated communities for the fourth quarter of 2014 was 88.3%, compared to 88.5% for the third quarter of 2014 and 89.0% for the fourth quarter of 2013.  Assuming the Emeritus and HCP transactions had closed on July 1st, the sequential change from the third quarter of 2014 to the fourth quarter of 2014 was a decline of 40 basis points.
Facility operating expenses for the fourth quarter of 2014 were $708.0 million, an increase of $285.7 million, or 67.6%, from the fourth quarter of 2013, primarily due to the acquisition of Emeritus.  Excluding management services in both periods, the operating margins were 32.1% for the fourth quarter of 2014 versus 33.9% for the fourth quarter of 2013.  Fourth quarter 2014 operating expenses included approximately $11.0 million of higher-than-normal insurance reserve adjustments.
General and administrative expenses for the fourth quarter of 2014 were $98.6 million, an increase of $53.1 million, or 116.6%, over the fourth quarter of 2013, primarily as a result of integration and EMR roll-out costs and the addition of employees associated with the acquisition of Emeritus.  Included in the general and administrative expenses were integration and EMR roll-out costs of $38.3 million in the fourth quarter of 2014, which include third party expenses directly related to the integration of Emeritus as well as internal costs such as labor reflecting time spent by Company personnel on integration and transaction activities.
Depreciation and amortization expense in the fourth quarter of 2014 increased $148.4 million, or 217.6%, over the fourth quarter of 2013, primarily due to the acquisition of Emeritus, offset in part by the contribution of entry fee CCRCs to the venture with HCP during the third quarter.  Net loss attributable to Brookdale common stockholders for the fourth quarter of 2014 was $(106.5) million, or $(0.58) per share, versus net loss attributable to Brookdale common stockholders of $(1.0) million, or $(0.01) per share, in the fourth quarter of 2013.
Non-GAAP Financial Measures
Brookdale's management utilizes Adjusted EBITDA and CFFO to evaluate the Company's performance and liquidity because these metrics exclude non-cash items such as depreciation and amortization, asset impairment charges, non-cash stock-based compensation expense, gain on facility lease termination and straight-line lease expense, net of deferred gain amortization. Adjusted EBITDA and CFFO for the fourth quarter of 2014 include transaction costs of $7.7 million and integration and EMR roll-out costs of $38.3 million versus transaction costs of $0.6 million and integration and EMR roll-out costs of $3.5 million for the fourth quarter of 2013. Brookdale also uses Facility Operating Income to assess the performance of its communities.

Facility Operating Income was $333.9 million in the fourth quarter of 2014, an increase of $127.4 million, or 61.7%, over the fourth quarter of 2013.  Adjusted EBITDA, excluding integration, transaction and EMR roll-out costs, was $201.1 million for the fourth quarter of 2014, an increase of $72.1 million, or 55.9%, over the fourth quarter of 2013.
CFFO was $51.3 million in the fourth quarter of 2014, or $0.28 per share.  Excluding integration, transaction and EMR roll-out costs, CFFO was $97.3 million for the fourth quarter of 2014, an increase of $8.8 million, or 9.9%, compared with the fourth quarter of 2013.  This translated to $0.53 per share in the most recent quarter, a decrease of $0.18 per share, or 25.4%, from the fourth quarter of 2013, on a 47.6% increase in weighted average shares outstanding, primarily as a result of shares issued in the Emeritus acquisition and the $330.4 million public equity offering completed in the third quarter of 2014.
Operating Activities
As of December 31, 2014, the Company organizes its business into five segments.  Three segments (Retirement Centers, Assisted Living and CCRCs–Rental) constitute the Company's consolidated senior housing portfolio.  The fourth segment, Brookdale Ancillary Services, includes the Company's outpatient therapy, home health and hospice services.  The fifth segment, Management Services, includes the services provided to communities that are operated under management agreements for third parties or for unconsolidated ventures in which we have an ownership interest.

In connection with the transactions completed between the Company and HCP on August 29, 2014, the Company contributed all but two of its entry fee CCRCs to the entry fee CCRC venture, at which time the communities were deconsolidated.  The operating results of the entry fee CCRCs contributed to the venture are reported in the Company's CCRCs-Entry Fee segment for the time periods prior to being contributed to the venture.  The results of the two remaining entry fee CCRCs are reported in the Company's CCRCs-Rental segment beginning with the third quarter of 2014.  The Company no longer reports operating results for a CCRCs–Entry Fee segment.
Senior Housing
Revenue for the consolidated senior housing portfolio was $928.5 million in the fourth quarter of 2014, an increase of 61.1% from the fourth quarter of 2013.  The revenue growth reflects the addition of approximately 34,490 weighted average units since the fourth quarter of last year through the merger with Emeritus, organic growth and other acquisitions (partially offset by the contribution of entry fee CCRCs to the venture with HCP).  The consolidated portfolio period-end unit count was 83,176 units. Facility operating expenses were $614.2 million for the fourth quarter of 2014, an increase of 66.1% from the fourth quarter of 2013.  Operating income for the senior housing portfolio for the fourth quarter of 2014 increased by $107.7 million, or 52.1%, to $314.3 million from the fourth quarter of 2013.

For the 951 same store communities in the senior housing portfolio for the three months ended December 31, 2014, revenues grew by 1.5% over the corresponding period in 2013. Revenue  per unit increased by 2.5%, and occupancy declined by 90 basis points.  Same community expenses for the fourth quarter of 2014 increased by 5.9% over the fourth quarter of 2013.  Same community Facility Operating Income for the consolidated senior housing portfolio decreased by 6.0% in the fourth quarter of 2014 over the fourth quarter of 2013.  Excluding the $11.0 million of larger-than-usual insurance adjustments, the same community expenses would have grown by 3.9% and Facility Operating Income decreased by 2.6%.
Brookdale Ancillary Services
Revenue for the Company's ancillary services segment increased $51.4 million, or 82.7%, to $113.5 million for the fourth quarter of 2014 versus the prior year quarter.  The revenue increase was driven primarily by the addition of Emeritus' Nurse on Call ancillary services business.  Ancillary services operating expenses for the fourth quarter of 2014 increased $41.3 million, or 78.8%, compared to the fourth quarter of 2013, primarily due to the inclusion of Nurse on Call expenses.  As a result, ancillary services operating income for the fourth quarter of 2014 was $19.7 million, an increase of $10.0 million, or 104.1%, versus the fourth quarter of 2013.
Liquidity
Brookdale had $104.1 million of unrestricted cash and cash equivalents and $95.2 million of restricted cash as of December 31, 2014.

As previously announced, in December 2014, the Company entered into an amended and restated $500 million secured credit facility with lenders led by GE Capital, Healthcare Financial Services, as administrative agent.  The amended facility replaces the Company's prior $250 million secured revolving credit facility and extends the maturity date from March 31, 2018 to January 3, 2020.  The total commitment amount is comprised of a $100 million term loan drawn at closing and a $400 million revolving credit facility.  The amended facility decreases the interest rate payable on drawn amounts and the fee payable on the unused portion of the facility.  Availability under the facility may vary from time to time based upon the value and performance of the communities securing the facility.   As of December 31, 2014, the Company had $488.4 million of availability on its secured line of credit, of which $100.0 million of borrowings were drawn as of that date.  The Company also had secured and unsecured letter of credit facilities of up to $98.7 million in the aggregate as of December 31, 2014.  Letters of credit totaling $72.7 million had been issued under these facilities as of that date.

In the fourth quarter of 2014, the Company repaid $275.9 million of existing variable rate debt, financed primarily with the proceeds of its $330.4 million public equity offering completed in the third quarter of 2014.  During the fourth quarter of 2014, the Company also obtained $89.7 million of supplemental loans, secured by 21 communities, which bear interest at a fixed rate of approximately 4.6%.
Outlook
For the full year 2015, the Company expects CFFO per share in a range of $2.60 to $2.75 per share, excluding integration, transaction-related and EMR roll-out costs.  This guidance excludes the potential impact of any future acquisition or disposition activity (other than planned purchases of currently leased communities).

Supplemental Information

The Company will shortly post on the Investor Relations section of the Company's website at www.brookdale.com supplemental information relating to the Company's fourth quarter and full year 2014 results.  This information will also be furnished in a Form 8-K to be filed with the SEC.
Earnings Conference Call
Brookdale's management will conduct a conference call to review the financial results of its fourth quarter and full year ended December 31, 2014 on Thursday, February 5, 2015 at 10:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Fourth Quarter Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on February 18, 2015 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "72921420".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdale.com).

About Brookdale Senior Living
Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 1,150 communities in 46 states and the ability to serve approximately 111,000 residents.  Through its ancillary services program, the Company also offers a range of outpatient therapy, home health, personalized living and hospice services.  Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.
Safe Harbor
Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and growth strategies and our expectations regarding their effect on our results; our expectations regarding the economy, the senior living industry, occupancy, revenue, cash flow, operating income, expenses, capital expenditures, Program Max opportunities, cost savings, the demand for senior housing, the home resale market, expansion, development and construction activity, acquisition opportunities, asset dispositions, our share repurchase program, taxes, capital deployment, returns on invested capital and CFFO; our expectations regarding returns to shareholders and our growth prospects; our expectations concerning the future performance of recently acquired communities and the effects of acquisitions on our financial results; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity and leverage; our expectations regarding financings and refinancings of assets (including the timing thereof) and their effect on our results; our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy, home health, personalized health and hospice); our plans to expand, renovate, redevelop and reposition existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion, redevelopment and repositioning program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations regarding our sales, marketing and branding initiatives and their impact on our results; our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; our expectations regarding the payment of dividends; our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income (as such terms are defined herein); and our expectations regarding the integration of Emeritus and the transactions with HCP.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as

"may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under the repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; risks relating to the integration of Emeritus and the transactions with HCP, including in respect of unanticipated difficulties and/or expenditures relating to such transactions; the impact of such transactions on the Company's relationships with residents, employees and third parties; and the inability to obtain, or delays in obtaining, cost savings and synergies from such transactions; as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue
Resident fees	$1,041,958	$638,581	$3,301,297	$2,515,033
Management fees	16,920	8,150	42,239	31,125
Reimbursed costs incurred on behalf of managed communities	193,225	87,502	488,170	345,808
Total revenue	1,252,103	734,233	3,831,706	2,891,966

Expense
Facility operating expense (excluding depreciation and amortization of $207,079, $60,558, $503,662 and $238,153, respectively)	707,999	422,336	2,210,368	1,671,945
General and administrative expense (including non-cash stock-based compensation expense of $5,129, $5,202, $28,299 and $25,978, respectively)	98,574	45,504	280,267	180,627
Transaction costs	7,725	574	66,949	3,921
Facility lease expense	92,469	69,701	323,830	276,729
Depreciation and amortization	216,632	68,200	537,035	268,757
Asset impairment	9,992	10,233	9,992	12,891
Costs incurred on behalf of managed communities	193,225	87,502	488,170	345,808
Total operating expense	1,326,616	704,050	3,916,611	2,760,678
(Loss) income from operations	(74,513)	30,183	(84,905)	131,288

Interest income	345	312	1,343	1,339
Interest expense:
Debt	(42,104)	(24,840)	(128,002)	(96,131)
Capital and financing lease obligations	(56,873)	(6,029)	(109,998)	(25,194)
Amortization of deferred financing costs and debt premium (discount)	430	(4,037)	(7,477)	(17,054)
Change in fair value of derivatives	(532)	386	(2,711)	980
Debt modification and extinguishment costs	(2,621)	(319)	(6,387)	(1,265)
Equity in (loss) earnings of unconsolidated ventures	(742)	493	171	1,484
Other non-operating income	2,614	1,360	7,235	2,725
Loss before income taxes	(173,996)	(2,491)	(330,731)	(1,828)

Benefit (provision) for income taxes	67,200	1,516	181,305	(1,756)
Net loss	(106,796)	(975)	(149,426)	(3,584)
Net loss attributable to noncontrolling interest	262	-	436	-
Net loss attributable to Brookdale Senior Living Inc. common stockholders	$(106,534)	$(975)	$(148,990)	$(3,584)

Basic and diluted net loss per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.58)	$(0.01)	$(1.01)	$(0.03)

Weighted average shares used in computing basic and diluted net loss per share	183,432	124,308	148,185	123,671

Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2014	December 31, 2013

Cash and cash equivalents	$104,083	$58,511
Cash and escrow deposits - restricted	38,862	38,191
Accounts receivable, net	149,730	104,262
Other current assets	322,114	93,898
Total current assets	614,789	294,862
Property, plant, and equipment and leasehold intangibles, net	8,389,505	3,895,475
Other assets, net	1,517,069	547,420
Total assets	$10,521,363	$4,737,757

Current liabilities	$877,762	$870,844
Long-term debt, less current portion	3,456,808	2,168,162
Capital and financing lease obligations, less current portion	2,536,883	266,462
Other liabilities	767,669	411,352
Total liabilities	7,639,122	3,716,820
Total Brookdale Senior Living Inc. stockholders' equity	2,881,724	1,020,937
Noncontrolling interest	517	-
Total equity	2,882,241	1,020,937
Total liabilities and equity	$10,521,363	$4,737,757

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2014	2013
Cash Flows from Operating Activities
Net loss	$(149,426)	$(3,584)
Adjustments to reconcile net loss to net cash provided by operating activities:
Debt modification and extinguishment costs	6,387	1,265
Depreciation and amortization	544,512	285,811
Asset impairment	9,992	12,891
Equity in earnings of unconsolidated ventures	(171)	(1,484)
Distributions from unconsolidated ventures from cumulative share of net earnings	1,840	2,691
Amortization of deferred gain	(4,372)	(4,372)
Amortization of entrance fees	(21,220)	(29,009)
Proceeds from deferred entrance fee revenue	32,704	44,191
Deferred income tax benefit	(182,371)	(183)
Change in deferred lease liability	1,439	2,597
Change in fair value of derivatives	2,711	(980)
Gain on sale of assets	(446)	(972)
Change in future service obligation	670	(1,917)
Non-cash stock-based compensation	28,299	25,978
Non-cash interest expense on financing leases	12,647	-
Amortization of (above) below market rents, net	(3,444)	-
Changes in operating assets and liabilities:
Accounts receivable, net	3,510	(5,449)
Prepaid expenses and other assets, net	(52,868)	7,483
Accounts payable and accrued expenses	16,812	33,837
Tenant refundable fees and security deposits	(1,183)	(792)
Deferred revenue	(3,370)	(1,881)
Net cash provided by operating activities	242,652	366,121
Cash Flows from Investing Activities
Increase in lease security deposits and lease acquisition deposits, net	(48,944)	(2,051)
Decrease in cash and escrow deposits — restricted	56,935	10,726
Additions to property, plant, and equipment and leasehold intangibles, net	(304,245)	(257,527)
Acquisition of assets, net of related payables and cash received	(40,441)	(34,686)
Acquisition of Emeritus Corporation, cash acquired	28,429	-
Payments on notes receivable, net	3,269	168
Investment in unconsolidated ventures	(26,499)	(17,172)
Distributions received from unconsolidated ventures	12,275	1,600
Proceeds from sale of assets, net	4,339	34,136
Net cash used in investing activities	(314,882)	(264,806)
Cash Flows from Financing Activities
Proceeds from debt	326,639	662,934
Repayment of debt and capital and financing lease obligations	(584,345)	(724,133)
Proceeds from line of credit	442,000	425,000
Repayment of line of credit	(372,000)	(475,000)
Proceeds from public equity offering, net	330,386	-
Payment of financing costs, net of related payables	(9,393)	(11,576)
Refundable entrance fees:
Proceeds from refundable entrance fees	20,342	48,140
Refunds of entrance fees	(25,865)	(35,325)
Cash portion of loss on extinguishment of debt	(4,101)	(502)
Payment on lease termination	(7,750)	-
Purchase of derivatives	-	(2,863)
Other	1,889	1,281
Net cash provided by (used in) financing activities	117,802	(112,044)
Net increase (decrease) in cash and cash equivalents	45,572	(10,729)
Cash and cash equivalents at beginning of year	58,511	69,240
Cash and cash equivalents at end of year	$104,083	$58,511

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including  gain (loss) on facility lease termination), depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), net of amortization of (above) below market rents, amortization of deferred gain, amortization of deferred entrance fees, non-cash stock-based compensation expense, and change in future service obligation and including entrance fee receipts and refunds (excluding (i) first generation entrance fee receipts from the sale of units at a recently opened entrance fee CCRC prior to stabilization and (ii) first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization).

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;
•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three months and years ended December 31, 2014 and 2013 (in thousands):

	Three Months Ended December 31(1),		Years Ended December 31(1),
	2014	2013	2014	2013
Net loss	$(106,796)	$(975)	$(149,426)	$(3,584)
(Benefit) provision for income taxes	(67,200)	(1,516)	(181,305)	1,756
Equity in loss (earnings) of unconsolidated ventures	742	(493)	(171)	(1,484)
Debt modification and extinguishment costs	2,621	319	6,387	1,265
Other non-operating income	(2,614)	(1,360)	(7,235)	(2,725)
Interest expense:
Debt	42,104	24,840	128,002	96,131
Capitalized and financing lease obligations	56,873	6,029	109,998	25,194
Amortization of deferred financing costs and debt (premium) discount	(430)	4,037	7,477	17,054
Change in fair value of derivatives	532	(386)	2,711	(980)
Interest income	(345)	(312)	(1,343)	(1,339)
(Loss) income from operations	(74,513)	30,183	(84,905)	131,288

Depreciation and amortization	216,632	68,200	537,035	268,757
Asset impairment	9,992	10,233	9,992	12,891
Straight-line lease expense	(961)	347	1,439	2,597
Amortization of deferred gain	(1,093)	(1,093)	(4,372)	(4,372)
Amortization of entrance fees	(714)	(7,831)	(21,220)	(29,009)
Amortization of (above) below market lease, net	(2,067)	-	(3,444)	-
Non-cash stock-based compensation expense	5,129	5,202	28,299	25,978
Change in future service obligation	670	(1,917)	670	(1,917)
Entrance fee receipts(2)	2,587	32,482	53,046	92,331
Entrance fee disbursements	(538)	(10,821)	(25,865)	(35,325)
Adjusted EBITDA	$155,124	$124,985	$490,675	$463,219

(1)	The calculation of Adjusted EBITDA includes integration, transaction and EMR roll-out costs of $46.0 million and $146.4 million for the three and twelve months ended December 31, 2014, respectively. The calculation of Adjusted EBITDA includes integration, transaction and EMR roll-out costs of $4.1 million and $14.5 million for the three and twelve months ended December 31, 2013, respectively.
(2)	Includes the receipt of refundable and non-refundable entrance fees.

Cash From Facility Operations

CFFO is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, first generation entrance fee receipts at a recently opened entrance fee CCRC prior to stabilization, entrance fee refunds disbursed adjusted for first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization, lease financing debt amortization with fair market value or no purchase options, gain (loss) on facility lease termination, recurring capital expenditures (net), distributions from unconsolidated ventures from cumulative share of net earnings, CFFO from unconsolidated ventures, and other.  Recurring capital expenditures include routine expenditures capitalized in accordance with GAAP that are funded from current operations.  Amounts excluded from recurring capital expenditures consist primarily of major projects, renovations, community repositionings, expansions, systems projects or other non-recurring or unusual capital items (including integration capital expenditures) or community purchases that are funded using lease or financing proceeds, available cash and/or proceeds from the sale of communities.

We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.
•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our communities.

The table below reconciles CFFO from net cash provided by operating activities for the three months and years ended December 31, 2014 and 2013 (in thousands):

	Three Months Ended December 31(1),		Years Ended December 31(1),
	2014	2013	2014	2013

Net cash provided by operating activities	$85,804	$117,046	$242,652	$366,121
Changes in operating assets and liabilities	(18,610)	(27,473)	37,099	(33,198)
Refundable entrance fees received(2	12	18,875	20,342	48,140
Entrance fee refunds disbursed	(538)	(10,821)	(25,865)	(35,325)
Recurring capital expenditures, net	(16,353)	(10,786)	(50,762)	(42,901)
Lease financing debt amortization with fair market value or no purchase options	(10,028)	(3,594)	(28,618)	(13,927)
Distributions from unconsolidated ventures from cumulative share of net earnings	(630)	(602)	(1,840)	(2,691)
CFFO from unconsolidated ventures	11,662	1,825	25,334	7,804
Cash From Facility Operations	$51,319	$84,470	$218,342	$294,023

(1)	The calculation of Cash From Facility Operations includes integration, transaction and EMR roll-out costs of $46.0 million and $146.4 million for the three and twelve months ended December 31, 2014, respectively. The calculation of Cash From Facility Operations includes integration, transaction and EMR roll-out costs of $4.1 million and $14.5 million for the three and twelve months ended December 31, 2013, respectively.
(2)	Total entrance fee receipts for the three months ended December 31, 2014 and 2013 were $2.6 million and $32.5 million, respectively, including $2.6 million and $13.6 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities. Total entrance fee receipts for the twelve months ended December 31, 2014 and 2013 were $53.0 million and $92.3 million, respectively, including $32.7 million and $44.2 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities. Due to the contribution of all but two of the Company's entry fee CCRCs to the CCRC venture with HCP in the third quarter of 2014, the two consolidated entry fee CCRCs were reclassified to the CCRCs–Rental segment beginning with the third quarter of 2014.

The calculation of CFFO per share is based on weighted average outstanding common shares for the period, excluding any unvested restricted shares.  Annual CFFO per share for all periods is calculated as the sum of the quarterly amounts for the year.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination), depreciation and amortization (including non-cash impairment charges), facility lease expense, general and administrative expense, including non-cash stock-based compensation expense, transaction costs, change in future service obligation, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three months and years ended December 31, 2014 and 2013 (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

Net loss	$(106,796)	$(975)	$(149,426)	$(3,584)
(Benefit) provision for income taxes	(67,200)	(1,516)	(181,305)	1,756
Equity in (earnings) loss of unconsolidated ventures	742	(493)	(171)	(1,484)
Debt modification and extinguishment costs	2,621	319	6,387	1,265
Other non-operating income	(2,614)	(1,360)	(7,235)	(2,725)
Interest expense:
Debt	42,104	24,840	128,002	96,131
Capitalized and financing lease obligations	56,873	6,029	109,998	25,194
Amortization of deferred financing costs and debt (premium) discount	(430)	4,037	7,477	17,054
Change in fair value of derivatives	532	(386)	2,711	(980)
Interest income	(345)	(312)	(1,343)	(1,339)
(Loss) income from operations	(74,513)	30,183	(84,905)	131,288
Depreciation and amortization	216,632	68,200	537,035	268,757
Asset impairment	9,992	10,233	9,992	12,891
Facility lease expense	92,469	69,701	323,830	276,729
General and administrative (including non-cash stock-based compensation expense)	98,574	45,504	280,267	180,627
Transaction costs	7,725	574	66,949	3,921
Change in future service obligation	670	(1,917)	670	(1,917)
Amortization of entrance fees	(714)	(7,831)	(21,220)	(29,009)
Management fees	(16,920)	(8,150)	(42,239)	(31,125)
Facility Operating Income	$333,915	$206,497	$1,070,379	$812,162